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                                                                   EXHIBIT 10.19

                                Description of
                         1998 Executive Incentive Plan

  For 1998, Lyondell executives (other than those executives, including Mr. Morris Gelb, who were executives of ARCO Chemical prior to its acquisition by Lyondell) participated in the 1998 executive incentive plan (the "1998 Incentive Plan"). The 1998 Incentive Plan was designed to focus participants on key measures of value creation for the Company's shareholders and on operating measures that lead to the creation of value, encourage a long-term management perspective, reward for sustained long-term performance; and encourage significant ownership of Company stock.

  Pursuant to the 1998 Incentive Plan, financial measures were established, based 50% on Lyondell's Market Value Added ("MVA"), 25% on Lyondell's Economic Value Added ("EVA") and 25% on certain operating targets. MVA measures changes in the market value of the Company's equity based on average share price for the year, plus dividends as if they had been reinvested in the Company's stock. EVA measures the Company's cash flow performance (which exceeds the cost of capital) and is calculated by multiplying the capital invested in the Company by the Company's weighted average cost of capital. The operating targets focus on critical benchmarks related to such items as attainment of synergies with Equistar, attainment of cost savings for Lyondell-CITGO Refining LP, and selected financial results. The Compensation Committee established an objective formula for determining the resulting Performance Percentage corresponding with attained levels of performance under these financial measures.

  The Compensation Committee assigned each participant a Target Bonus Percentage of base salary commensurate with his or her position and other considerations the Compensation Committee deemed appropriate. Based on attainment of the established financial targets, the Compensation Committee determined the Performance Percentage for 1998 performance. Each participant's award was determined by multiplying the (a) participant's base salary for 1998 by (b) the Target Bonus Percentage, by (c) the Performance Percentage.

  Awards paid under the 1998 Incentive Plan have an up-front cash portion, which amounts will be included under the "Bonus" heading in the Summary Compensation Table of the Company's Proxy Statement prepared in connection with its 1999 Annual Meeting of Shareholders, as well as a long-term portion. The long-term portion consists of restricted stock that vests over a three-year period, accompanied by an equivalent amount of deferred cash that is paid out as the restricted shares vest. The restricted stock awards were made pursuant to the Company's Restricted Stock Plan.

1998 Incentive Plan--Awards in Last Fiscal Year

                                                                    Period Until
                                                          Number     Maturation
      Name                                             of Shares(a)  or Payout
      ----                                             ------------ ------------
      Mr. Smith.......................................    76,772        (b)
      Mr. Pendergraft.................................    22,947        (b)
      Mr. Gelb........................................        --        (b)
      Ms. Starnes.....................................    14,105        (b)
      Mr. Putz........................................    10,877        (b)

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(a) Represents the number of shares of Common Stock as to which the deferred cash portion of the awards made under the 1998 Incentive Plan is equivalent.
(b) These awards vest in annual one-third increments, beginning on December 15, 2000.




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